Exhibit 99.2

Q1 2020 SHAREHOLDER LETTER MAY 11, 2020 LEFT TO RIGHT: Kera Morgan, Kim Kimbro, Florence Baumgartner, Felicidad de Lucas, and Pryanka Mac

2 LEAF GROUP | Q1 2020 Shareholder Letter HIGHLIGHTS Q1 2020 FINANCIAL SUMMARY Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 $20.8M $19.2M $23.3M $26.3M $18.7M MARKETPLACES REVENUE $18.7 Million -10% YoY (First Quarter 2020) Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 $13.2M $16.6M $16.7M $18.8M $14.1M MEDIA REVENUE $14.1 Million +7% YoY (First Quarter 2020) Leaf Group is comprised of two reporting segments: Marketplaces and Media. For the first quarter of 2020: • Total revenue decreased 3% year-over-year from $34.0 million to $32.9 million due to a 10% decrease in Marketplaces revenue, partially offset by a 7% increase in Media revenue. • Marketplaces revenue declined 10% year-over-year from $20.8 million to $18.7 million, reflecting a 28% decline in Saatchi Art Group revenue and a 6% decline in Society6 Group revenue year-over-year. • Media revenue increased 7% year-over-year from $13.2 million to $14.1 million primarily, primarily attributable to a 338% increase in revenue from OnlyInYourState, which was acquired in February 2019, and a 34% increase in revenue. • Net loss was $(10.7) million for the quarter, increasing 4% year-over-year, and Adjusted EBITDA1 was $(5.4) million for the quarter, reflecting an improvement of 4% year-over-year. • Cash and cash equivalents was $11.6 million at period end with $4.0 million debt outstanding. • On a consolidated basis, Leaf Group’s properties reached over 62 million monthly unique visitors in the United States in March 2020 (source: March 2020 U.S. comScore). 1 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter. 2 September 2019 comScore Q1 2019 $34.0M $35.8M $40.0M $45.1M $32.9M Q2 2019 Q3 2019 Q4 2019 Q1 2020 LEAF GROUP REVENUE $32.9 Million -3% YoY (First Quarter 2020) Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 $(5.6)M $(1.9)M $0.3M $(0.2)M $(5.4)M LEAF GROUP ADJUSTED EBITDA1 $(5.4) Million (First Quarter 2020) Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 $(10.3)M $(6.8)M $(4.5)M $(5.3)M $(10.7)M LEAF GROUP NET LOSS $(10.7) Million (First Quarter 2020)

TO OUR SHAREHOLDERS

ADAPTING TO CRISIS. PROFOUND CHANGES

The most appropriate theme for our Q1 2020 shareholder letter is adapting to crisis, and the most critical point for us to make is how well our team of people have answered the call and risen to the occasion in the early days of a world forever changed by a global pandemic.

From mid-February through early March we watched with growing concern the news of the novel coronavirus spreading across the globe as we continued to operate our business. Until mid-March our revenue growth trend for Q1 was positive year-over-year. In particular, Society6 returned to growth in its US direct-to-consumer business in February.

On March 11, the WHO declared a global pandemic, and the very next day Leaf Group commenced work from home for the vast majority of our employees, and home is where the majority of us remain living and working some eight weeks later. By March 13, we began to see the effects of the pandemic and the ensuing market volatility on our businesses, with traffic and revenues dropping as people across the globe turned their attention to the growing crisis. Our media and marketplace businesses saw immediate audience and revenue declines and we rescheduled or cancelled eight The Other Art Fair events for 2020. The precipitous decline in our business in the last two weeks of March was met with swift and pragmatic decision making to protect us from the storm, reducing costs aggressively, freezing hiring, and asking our entire team to share in the sacrifice of significant salary reductions for all employees in an effort to avoid layoffs and protect our employees to the very best of our abilities, which so far we have been able to do. We have also taken steps to strengthen our balance sheet, which gives us substantially more capacity to navigate through the present crisis.

Since then, our people have rallied in a moment of crisis, and across our businesses one can see very clear evidence of their resilience, imagination, and creativity.

ART & DESIGN


hunker


HA
HA
iLOVEMYSELFiHATEMYSELF
SAATCHI ART


society6

FITNESS & WELLNESS


WELL+GOOD


LIVESTRONG.COM

MEDIA


ONLY IN YOUR STATE

LEAF GROUP | Q1 2020 Shareholder Letter 3

4 LEAF GROUP | Q1 2020 Shareholder Letter Saatchi Art and The Other Art Fair launched virtual versions of its postponed global fairs that were planned in several cities, including London, Sydney, Brooklyn, Los Angeles, Chicago and Dallas. While we don’t expect The Other Art Fair Online Studios to generate revenue at the same level as the in-person fairs, the Online Studios has helped fill a void in the schedules of hundreds of independent artists from across the globe. Thus far, the support from the artist community has been tremendous, with 94% of artists scheduled to show at a spring fair participating in this new digital offering. With this Online Studio, we now can bring people from across the world to a fair in a particular city, and the physical and virtual worlds can come together to provide even more opportunity for artists and collectors. Society6 has enabled many of the millions of people now working from or confined to home to beautify their living space and immerse themselves in the art and design of hundreds of thousands of artists across the globe. The Society6 platform is also enabling hundreds of thousands of independent artists to earn income in a highly restricted “stay-at- home” environment and we saw a record number of artwork uploads in April. Hunker, too, has provided information and inspiration on home and design to millions of consumers and we are sure lifted many low spirits on difficult days as people contemplate home improvement ideas and projects. Well+Good and Livestrong have focused their editorial efforts on content relevant to these trying times – how to stay healthy with diet and exercise, home workouts, and keys to emotional well-being. OnlyInYourState has focused on preparing its audience for a world slowly returning to a new normal, with rich content that is aimed at helping people to explore the world outside with purpose and meaning, and most likely, an even longer bucket list of must-see attractions, often off the beaten path. FROM LEFT TO RIGHT: The Other Art Fair Online Studios, Society6 Spring 2020 Catalog, Well+Good’s Series of Soothing Activities, Livestrong.com On-The-Hour Workout Challenge.

5 LEAF GROUP | Q1 2020 Shareholder Letter The challenges we saw in mid-March continued through early April, but by the end of the first week of April we also began to see signs of measured, but steady, improvements across our brands, with a healthy rebound of traffic for our media businesses, stabilization of RPVs in the programmatic channels, and very healthy traffic and new customer metrics for Society6 and Saatchi Art. Those trends largely hold today, and Q2 is off to a far stronger start overall than we would have expected based on performance in late March, with strong media traffic recovery in April (despite lower RPV), healthy traffic and transaction growth at Saatchi Art (despite lower AOV), and record growth in new artists and new and repeat customers at Society6. Of course, we don’t know nor can anyone know in times like these what will happen in the coming weeks and months. While we do not give guidance, we will, in these unprecedented times, provide more specific color on Q2 later in our letter. When the world changed in mid-March, we saw profound shifts in consumer buying behavior driven by global stay-at- home orders, retail store closures and a desire to improve one’s living space in this environment. This shift is driving a significant acceleration in eCommerce penetration rates globally as well as in the $300 billion US home goods market, benefiting both our marketplace brands. In early April, Society6 growth accelerated alongside this macro shift and for the month of April, Society6 Group GTV increased 101% year-over-year, Saatchi Art online transaction growth was up 46% year-over-year, and Saatchi Art new customers was up 67% year-over-year. While the shift in consumer behavior online has created a significant tailwind for Society6, the ability of the brand to drive rapid growth and capture market share underscores the significant platform work done by the team, and the caliber of the leadership team we’ve put in place over the course of the past year. We believe that consumer purchasing behavior has been changed forever and this change will benefit those online businesses who move quickly to take advantage of this shift. We are grateful that at its core, Leaf Group is a portfolio of businesses that help people live healthier and more fulfilling lives and provide them opportunities to explore their passions. We believe that Saatchi Art and Society6 are becoming invaluable platforms for hundreds of thousands of artists to make a living through their creative talent, Livestrong and Well+Good provide essential information and insight into living healthier and more rewarding lives, and our brand hallmarks across Leaf Group are passion, accessibility, affordability, and trust. We believe our world is forever changed, but exactly how we will all learn in the months and years ahead. As we acknowledge the terrible tragedy and human cost of this pandemic and the uncertainty that lies ahead, we also believe that this shock to our system and way of life will accelerate changes we’ve already observed in moving to an increasingly digital world. We believe we are in the right categories to win – home, art & design, fitness & wellness – with young online businesses that have the opportunity to capture consumer adoption now that may have taken years pre-pandemic and we are very excited about what we can achieve in this new world. We believe we have the people, the persistence of vision, the platform, the audience, and the market potential for us to create tremendous value in the years ahead for our shareholders and stakeholders. Whatever the future brings, we will be ready for it.

6 LEAF GROUP | Q1 2020 Shareholder Letter TAKING A CLOSER LOOK AT OUR BUSINESSES IN Q1 2020 AND Q2 TO DATE: Leaf Group Q1 2020 revenue declined 3% year-over-year. The revenue growth trend had been positive prior to the COVID-19 pandemic. In Q1 2020, Media revenue grew 7% year-over-year while Marketplaces revenue declined 10% including the impact from the rescheduling of two fairs for The Other Art Fair. In Q1 2020, we saw improved GTV trends at Society6 with U.S. direct-to-consumer (DTC) GTV up 2%. Q1 2020 EBITDA loss of $5.4 million was a 4% improvement year-over-year, partly driven by 12% gross profit growth at Society6. We are seeing significant changes in our businesses in Q2 2020 as Marketplace strength is significantly offsetting pressure on ad pricing in our Media segment. The strength of these results underscores the diversity and resilience of our portfolio of digital brands, which we believe positions us well to weather this volatile period. On top of returning to strong revenue growth, we took quick action to contain costs positioning Leaf Group for improved bottom line performance. Our largest brand, Society6, turned the corner in Q1 2020 and is delivering significantly accelerated growth into Q2. The platform investments and marketing changes that we have made over the last several quarters showed traction in Q1 2020, prior to the COVID-19 crisis, as U.S. DTC GTV growth turned positive in February (+6%) and further strengthened in March (+10%), marking a solid turnaround from -8% in Q4 2019. In April, Society6 GTV increased 101% year-over-year fueled by 135% U.S. DTC GTV growth and strong international GTV growth of 63% year-over-year. Saatchi Art’s core online platform performed well in Q1 2020 with GTV up 5% while overall revenue was down 28% year- over-year due to rescheduled The Other Art Fair events and timing of hospitality deals. The Saatchi Art online platform is showing resilience with GTV up 4% year-over-year in April. Looking more closely, the story is even stronger for Saatchi Art as both new customer and transaction growth are up over 46% year-over-year in April, as the platform broadens its reach. We are strongly encouraged by accelerating transaction growth in April and widening appeal of the brand to a whole new group of art buyers, while Average Order Value (AOV) is lower partly due to a higher mix of new buyers spending less on average than a repeat buyer. Saatchi Art’s B2B pipeline continues to grow and we believe we are in the early stages of tapping into this longer-term opportunity with hotels and other hospitality clients. In Q1 2020, our Media business delivered solid results with revenue up 7% driven by a 15% increase in revenue per visit (RPV). In the early stages of the pandemic, our editors identified the need to adjust strategy and quickly pivoted to focus on content most impactful to our readers. This strategy is paying off – after an initial wave of consumer behavior focused on news surrounding COVID-19, readers are now hungry for content to fill this new stay-at-home culture, including at-home fitness workouts and wellness exercises, easy DIY projects, pantry-staple recipes, and human-interest stories from those impacted by the coronavirus. For April, Media revenue was down 26% year-over-year. Beginning in early April, we saw traffic beginning to improve ending up higher year-over-year by the end of the month. However, as advertisers pulled back in response to the crisis, our ad rates or RPV declined in late March and into early April and stabilized by the middle of the month.

7 LEAF GROUP | Q1 2020 Shareholder Letter Although budgets across the entire advertising industry dried up practically overnight in mid-March, our direct sales team has adapted and is tapping into their deep brand relationships to identify creative campaigns for key advertising partners. Because of these relationships, we’ve managed to quickly develop new and innovative campaigns, including building on our cross-brand partnership with Bombay Sapphire that spans Hunker, Society6, Saatchi Art and The Other Art Fair, and adapt current advertising programs, such as Hunker’s expanded marketing relationship with Walmart. Our Media team has adapted and responded well in this challenging environment, however, we do expect branded direct revenue to remain volatile in the near term. Our world-class programmatic platform continues to remain nimble, flexible and is delivering solid results in a challenging environment. We ended March with $11.6 million in cash and $4 million in debt on our revolving credit facility. On April 20, we entered into a loan agreement for $7.1 million pursuant to the Paycheck Protection Program under the CARES Act. On April 24, Leaf Group transferred ownership of a library of content currently displayed on selected Hearst websites to Hearst in exchange for $9.5 million, of which $4 million was paid at signing and up to an additional $5.5 million will be paid upon completion of the content migration, which is expected to be finalized in the third quarter of 2020. The Hearst deal underscores the underlying value of our content library and Media business. We are now confident in our capital position against a broad range of overall economic recovery scenarios. We are staying focused on our mission and long-term business strategy and believe our dedication will continue to strengthen our brands and our company.

8 LEAF GROUP | Q1 2020 Shareholder Letter Hi Society6 Team! Just wanted to reach out to see how you and the Society6 team are doing during these horrible/weird times. Also wanted to tell you guys how much I appreciate the effort you are all making to keep the shop up and running. I know it must not be easy, and it really means a lot. Hope you and your loved ones are safe and healthy and that this is over soon. Lots of love, Ana ANA LEOVY @analeovy_art Hi Society6 Team! So nice to hear from you! I am well thank you, on lockdown here in the UK. I hope that you are keeping safe and well too. Very surreal times we are living in! I am so grateful to you and the Society6 team for keeping things going during these crazy times. I’m sure it’s not easy but hope you all know how much it means to so many artists. Thank you for all the support, and if needed I will try to help in any way I can! Stay safe and well! Best wishes, Julie JULIE PARKER @theoldartstudio

Q1 2020 BUSINESS HIGHLIGHTS

FITNESS & WELLNESS

Our Fitness & Wellness brands created dedicated campaigns focused on New Year's Resolutions in January. Well+Good's ReNew Year and Livestrong.com's Fuel-Your-Fit Challenge programs generated more than 6.9 million impressions, collectively. In Q1 2020, Well+Good partnered with Macy's editorial brand, STORY, to create in-store wellness content focused on three themes: food, mindfulness and exercise. Well+Good's editorial team recommended products and provided tips and tricks for visitors to participate in to help them "feel good," and the Well+Good Cookbook was included for sale in the activation. The experiential campaign was featured in Macy's flagship Herald Square store in New York, as well as 35 other store locations throughout the U.S.



RENEW
2020
YEAR
28 Days to Start the Year Renewed
JANUARY
FUEL YOUR FIT
CHALLENGE
Fitness
Food

Fitness & Wellness campaings from Well+Good's ReNew Year and Livestrong.com's Fuel-Your-Fit.

LEAF GROUP | Q1 2020 Shareholder Letter 9

WELL+GOOD

Well+Good ended Q1 2020 with more than 8.8 million unique monthly visitors in March (source: March 2020 U.S. comScore), up 29% year-over-year. In January, Well+Good launched its "ReNew Year" campaign focused on the theme that it takes 28 days to form a new habit. The campaign featured four 28-day plans: fitness, food, finance and feelings; 22 articles and four dedicated videos; and included a custom email campaign, which saw a 45% increase in new subscribers.

As the COVID-19 pandemic escalated in mid March, Well+Good quickly adapted content and the brand's tent pole themes for this new reality. Connecting the Well+Good community became a vital part of this new focus as the brand launched weekly wellness sessions on Instagram Live, including meditation, sound baths and dance parties. These Instagram Live events resonated with the Well+Good audience, generating an average of 50,000 followers per session. The Well+Good editorial and video teams created a feedback loop with its audience to better serve them the content they need during this period of self isolation, including at-home workout videos, healthy recipes featuring pantry goods, hygiene stories and first-person experiences of frontline workers during the pandemic. In March 2020, at-home workout routines saw a 62% increase in views month-over-month.


Tune in!
Instagram Live
Guided meditation
with Ellie Burrows Gluck
of MNDFL
Friday, 3/20 — 11 a.m. EST
#IAMWELLANDGOOD
Tune in!
Sound Bath on Instagram Live
with Nate Martinez
of NTM Sound
Friday, 3/27 — 5 p.m. ET
#IAMWELLANDGOOD

Weekly wellness sessions on Instagram Live.


LOW LUNG
PULSE LUNGES
INTO A THRUSTER
00:28

At-home workouts on YouTube.

LEAF GROUP | Q1 2020 Shareholder Letter 10

LIVESTRONG™.COM

In Q1 2020, Livestrong.com expanded its regular fitness challenges with a cross-platform "Fuel Your Fit" challenge in January featured on Livestrong.com and the Myplate app. The program highlighted the importance of pairing nutrition and fitness to achieve the greatest results and provided users with structured plans to follow all year round. The campaign included weekly expert Q&A sessions through Livestrong.com's highly engaged Facebook Challenge Group, Instagram takeovers by trainers and dietitians and printable weekly meal and workout plans. The "Fuel Your Fit" Challenge generated more than 13,000 participants in the Facebook Challenge Group and generated more than 1,200 downloads of the MyPlate app.


JANUARY | FUEL YOUR FIT CHALLENGE
JANUARY | FUEL YOUR FIT CHALLENGE
"Fuel Your Fit" challenge.

For National Nutrition Month in March, Livestrong.com crowd-sourced questions from its audience and posed the 12 most common to a panel of five registered dietitians to give readers a well-rounded look at varying expert opinions. As part of the campaign, the brand hosted the "Livestrong.com's Next Top Muffin" event on Instagram Stories, where three registered dietitians came to the editorial office to judge the baking skills of the editorial team, featuring recipes from Livestrong.com.

On March 13, Livestrong.com launched its response to the COVID-19 pandemic – the Stay-Healthy Toolkit campaign. The Stay-Healthy Toolkit hub features more than 50 articles focused on all aspects of staying healthy and safe during the pandemic, from a step-by-step guide to leaving and returning home, content on eating well with pantry staples, limited space and equipment workouts, to breathing exercises and meditation for beginners.


Your Stay-Healthy Toolkit
As the novel coronavirus continues to spread, there are still a lot of unknowns. The best thing to do for your health and safety is to stay calm and stay informed. We recommend the following credible resources for breaking news and important updates on the pandemic:
- Centers for Disease Control and Prevention
- World Health Organization
- New York Times
- Harvard Health Publishing
- CDC Twitter feed
- WHO Twitter feed
If you think you may need medical attention for COVID-19 symptoms, consider using the CDC's Coronavirus Self-Checker before calling your doctor or local hospital.
Here at LIVESTRONG.com, our mission is to be your reliable resource for living well and staying active during this stressful time. Read on for tips and guidance on how to stay healthy, safe and sane as we navigate this pandemic together.
4 Ways Your Sleep Is Linked to Your Immune System
Canning Is a Cheap Way to Preserve Fresh Produce for Months — Here's How to ...
What Is Your Immune System, Anyway?
Why Protein Is Key to a Healthy Immune System and How Much You Really Need
Stay-Healthy Toolkit.

LEAF GROUP | Q1 2020 Shareholder Letter 11

ART & DESIGN

At the end of the quarter, our Art & Design brand leaders quickly adapted to the global COVID-19 situation, coming together to develop a multi-faceted campaign with Bombay Sapphire. The Create From Home campaign included DIY programming on Hunker, interactive drawing sessions on Instagram with Society6 artists and sponsorship of The Other Art Fair's Online Studios.


PLANT WEEK

Hunker's Plant Week campaign.


ONLINE STUDIOS

The Other Art Fair's Online Studio.



Society6's The Wake Up Ready Sale.

hunker

Hunker saw its ninth consecutive quarter of year-over-year revenue growth in Q1 2020, and the brand continued to diversify its traffic, honing new and growing channels, including social, Flipboard and Apple News. Hunker saw more than 3 million views on Apple News alone in Q1 2020 and Instagram followers totaled 264,000 by the end of the quarter, up 71% year-over-year. The brand ended the quarter with over 9.7 million unique monthly visitors in March (source: March 2020 U.S. comScore). Hunker renewed its partnership with Walmart this quarter, with a substantially increased spend.

Hunker's editorial team launched its first seasonal franchise, Plant Week, in February. Throughout the week, Hunker shared tips for plant beginners, advice on care, and inspiration for adding more greenery to your home. The program included a dedicated social strategy featuring plant influencers on Hunker's Instagram, such as Hilton Carter and Plant Zaddy. By end of March 2020, Plant Week had generated nearly 1 million pageviews, and newsletter and social activations generated an additional 500,000 impressions. Following this success, Hunker launched Sleep Week in March in partnership with Saatva Mattresses.


PLANT WEEK
SLEEP
WEEK

Hunker's Plant Week and Sleep Week campaigns.

LEAF GROUP | Q1 2020 Shareholder Letter 12

SAATCHI ART

In March 2020, Saatchi Art launched its "100 Voices, 100 Artists" campaign across paid, owned and earned channels. Timed to the centennial of the passage of the 19th Amendment, which gave American women the right to vote, the marketing campaign featured 100 of Saatchi Art's most talented women artists and celebrated Saatchi Art's commitment to gender parity in the art world. The campaign featured a special-edition catalog, original video series, an artist collaboration with Society6, and more. In March 2020, "100 Voices, 100 Artists" generated over 90 million impressions and 155,000 video views, plus press coverage in *American Way Magazine*, *Flaunt* and *House Beautiful*, among others. In Q1 2020, Saatchi Art augmented its user search feature with a personalization algorithm that serves up customized content based on a user's previous browsing activity. This new feature saw impressive results compared to the previous search algorithm, proving that a buyer's interest is personal when it comes to art.

Given the COVID-19 pandemic, in early March, The Other Art Fair made the difficult but necessary decision to reschedule and/or cancel its spring fairs. As an alternative to the original spring schedule, The Other Art Fair joined forces with Saatchi Art to create a digital version of the fair experience. Launched on April 8, The Other Art Fair's Online Studios showcase the hundreds of talented artists of the spring fairs through an interactive digital experience with elements rolling-out throughout April and May.


LONDON
ONLINE STUDIOS
SYDNEY
ONLINE STUDIOS
LOS ANGELES
ONLINE STUDIOS
BROOKLYN
ONLINE STUDIOS

The Other Art Fair Online Studios.


SAATCHI ART
100 VOICES | 100 ARTISTS
NEW ARTWORK BY TODAY'S TOP WOMEN ARTISTS

"100 Voices, 100 Artists" catalog featuring 100 of Saatchi Art's talented women.

LEAF GROUP | Q1 2020 Shareholder Letter 13

society6

The substantial work that the Society6 team has done over the past eight months to optimize the shopping experience for consumers and streamline the upload process for artists is bearing fruit. These platform improvements include: restructuring paid search, a new promotional strategy, new homepage and product detail pages and enhanced mobile usability. In Q1 2020, Society6's U.S. direct-to-consumer Gross Transaction Value (GTV) was up 2.8% year-over-year. In February, Society6 further optimized its promotions process, transforming from flash sales to more strategic department promotions focused on an elevated merchandising model.


The Wake Up Ready Sale
Trending Now
The Wake Up Ready Sale.

Society6's merchandising and operational improvements better prepared the platform for the demand from self-isolated customers looking for home decor inspiration during the COVID-19 pandemic. The brand and merchandising teams are working closely with artists to create unique engagement opportunities, such as coloring page printables, interactive drawing challenges on Instagram and pet-inspired art collections.

Despite headwinds in the B2B business created by the COVID-19 pandemic, most notably in the hospitality and retail industries, the Society6 Group B2B team still ended the quarter with GTV up 7% year-over-year. Additionally, the B2B team has seen strong sales through its drop-ship partners, including Nordstrom and Urban Outfitters.

The Society6 Operations team has been in constant contact with our vendors and manufacturing partners, striving to ensure that production continues within a safe and healthy environment. Thanks to the dedication and high-quality workmanship of our manufacturing partners, we are able to continue to deliver made-to-order products to our customers with little disruption in our global supply chain and vendor network.


society6
feels like home
enjoy 25% off your order
CODE ON BACK
Society6 Spring 2020 catalog.

LEAF GROUP | Q1 2020 Shareholder Letter 14

MEDIA

ONLY IN YOUR STATE

In Q1 2020, OnlyInYourState focused on acquiring high-quality subscribers while optimizing traffic from its newsletter in an effort to reduce its dependence on third-party traffic sources. In Q1 2020, daily newsletter visits were up over 30% from Q4 2019. In early March, as the COVID-19 pandemic spread, OnlyInYourState quickly shifted its strategy to a hyper-local editorial process focused on building engagement and support of local businesses most impacted by the necessary stay-at-home ordinances. As part of this effort, OnlyInYourState launched a user nominations feature, empowering readers to share their favorite local businesses and restaurants.


NOMINATE AN ATTRACTION
Tell us about your favorite places
At OnlyInYourState, we cover the country's best hidden gems, unique attractions, and little-known destinations. If you've been to a one-of-a-kind place that deserves to be featured, let us know!

Only In Your State's Nominate An Attracton feature.


Visit Famous Horse Farms In Kentucky On These Virtual Tours Of Horse Country
Spring is a beautiful time to visit Kentucky's Horse Country as the grass becomes a vibrant green once again and baby foals are being born. There are several tours available in this area of the state that take you to some of the most famous horse farms in Kentucky, but what if you can't make it to one of them? Horse Country now has a solution with virtual horse farm tours in Kentucky. Several
Take A Beautiful Virtual Tour Of The Washington State Capitol Building Today
Have you ever been curious about our state's capitol building? Not only is it a rather important part of our local government, but it also happens to be beautiful. And thanks to technology, you don't even have to visit Olympia to see it (although we highly recommend that you do, when you're able to do so). There's a virtual Washington State Capitol tour online, and it's pretty great.
We're aware that these uncertain times are limiting many aspects of life as we all practice social and physical distancing. While we're continuing to feature destinations that make our state wonderful, we don't expect or encourage you to go check them out immediately. We believe that supporting local attractions is important now more than ever and we hope our articles inspire your future adventures! And on that note, please nominate your favorite local business that could use some love right now: https://www.onlyinyourstate.com/nominate/
The Washington State Capitol is also known as the Legislative Building, and it's home to our local government.
It houses the offices of the governor, lieutenant governor, secretary of state, and treasurer.

Virtual tours articles.

LEAF GROUP | Q1 2020 Shareholder Letter 15

16 LEAF GROUP | Q1 2020 Shareholder Letter IMPACTS OF THE COVID-19 PANDEMIC Since mid-March we, together with companies across the globe, have been living with and responding to the rapidly changing health and economic conditions wrought by the spread of the COVID-19 pandemic. The pandemic has presented both challenges and opportunities for virtually every aspect of our business. As discussed elsewhere in this letter, the operational and financial impacts of the pandemic on our business units has been varied, with some positive and negative impacts. However, we believe that overall our businesses have shown themselves to be quite resilient in the face of these unprecedented circumstances. To address the impacts of the pandemic, we immediately implemented a variety of cost reduction initiatives, including temporary salary cuts of our executive team and salaried direct workforce, bonus deferrals by our executive team, termination of matching contributions for our United States employees in our 401K plan, a hiring freeze on all but critical hires, and compensation cuts and deferrals of compensation of our independent directors. We also sought and received a Paycheck Protection Program loan. For more information on how the pandemic is affecting us, see our Quarterly Report on Form 10-Q for the period ended March 31, 2020 available on the Investor Relations Section of leafgroup.com.

FINANCIAL REVIEW

LEAF GROUP REVENUE

$32.9 Million -3% YoY

(First Quarter 2020)



$34.0M
$35.8M
$40.0M
$45.1M
$32.9M
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

LEAF GROUP NET LOSS

$(10.7) Million

(First Quarter 2020)



$(10.3)M
$(6.8)M
$(4.5)M
$(5.3)M
$(10.7)M
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

LEAF GROUP ADJUSTED EBITDA[2]

$(5.4) Million

(First Quarter 2020)



$(5.6)M
$(1.9)M
$0.3M
$(0.2)M
$(5.4)M
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Total revenue decreased 3% year-over-year from $34.0 million to $32.9 million due to a 10% decrease in Marketplaces revenue, partially offset by a 7% increase in Media revenue. Net loss was $(10.7) million for the quarter, increasing 4% year-over-year, and Adjusted EBITDA was $(5.4) million for the quarter, reflecting an improvement of $0.3 million year-over-year. Additionally, in Q1 2020, we incurred corporate and legal expenses of $0.7 million associated with strategic review costs, including fees of legal, financial and other advisors. Cash flows used in operations for Q1 2020 was $(3.9) million, a $3.1 million decrease year-over-year, mainly driven by changes in working capital, while free cash flow[2] for Q1 2020 was $(5.6) million, ending the quarter with a cash balance of $11.6 million including a balance of $4 million on our revolving credit facility.

MEDIA REVENUE

$14.1 Million +7% YoY

(First Quarter 2020)



$13.2M
$16.6M
$16.7M
$18.8M
$14.1M
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

MEDIA REVENUE PER VISIT[3]

$21.63 +15% YoY

(First Quarter 2020)



$18.83
$21.93
$22.68
$28.86
$21.63
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

MEDIA VISITS

653 Million -7% YoY

(First Quarter 2020)



701M
757M
737M
652M
653M
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Q1 2020 Media revenue was $14.1 million, a 7% increase from the prior year period. This increase was primarily attributable to a 338% increase in revenue from Only in Your State, which we acquired in February 2019, and 34% growth for Well+Good year-over-year, partially offset by a 30% decrease in revenue on Livestrong.com. Total visits to our media properties in Q1 2020 were 653 million, down 7% versus the prior year period, primarily driven by reductions in Livestrong.com and other sites, partly offset by the acquisition of OnlyInYourState and growth in our premium sites, including Well+Good. RPV for our Media properties was $21.63 for Q1 2020, up $2.80 or 15% versus the prior year period, primarily attributable to improved ad monetization yields across our media properties.

2 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter.

3 Revenue per one thousand visits.

LEAF GROUP | Q1 2020 Shareholder Letter 17

18 LEAF GROUP | Q1 2020 Shareholder Letter Marketplaces Segment revenue was $18.7 million, down 10% year-over-year. This decline was driven by a 28% decrease in revenue for Saatchi Art Group and a 6% decline for Society6 Group. Q1 2020 Marketplaces Gross Transaction Value (GTV) decreased 2% year-over-year to $26.6 million driven by a 4% decrease in GTV from Society6 Group, partly offset by a 5% increase in GTV from Saatchi Art Group. The decline in GTV for Society6 Group was primarily driven by lower transactions, partly offset by an increase in AOV for Society6 Group due to increases in items per order, price per item and the amount of sales tax we collect as a consequence of the impact of the U.S. Supreme Court’s Wayfair decision, which permits states to adopt laws requiring sellers to collect sales and use tax, even in states where the seller has no physical presence. The number of Marketplaces transactions decreased 8% in Q1 2020 as compared to the same period in 2019, driven by decreases in sales at Society6. In Q1 2020, Society6 U.S. DTC GTV increased 2% on a year-over-year basis versus an 8% decline on a year-over-year basis in Q4 2019. In the quarter, we made further margin progress for Society6 Group, with gross profit increasing 12% year-over-year driving a 500bps year-over-year improvement in gross margin. International GTV declined 34% in Q1 2020 versus the prior year period primarily driven by declines in Canada and Australia and continued weakness in the UK. Additionally, as expected, growth was negatively impacted by our decision to focus less on third-party marketplaces and more on direct customer relationships, which was the primary driver of lower transactions year-over-year. Society6 third-party marketplaces GTV declined 40% year-over-year in Q1 2020. In Q1 2020, our B2B segment had a solid quarter with GTV growing 10% year-over-year with lower growth in the second half of March due to timing issues from certain partners affected by the COVID-19 crisis. While still a small percentage of Society6 GTV, we believe that over time this segment has a long runway for growth working with retailers and online companies in the home decor category. Saatchi Art Group revenue declined 28% year-over-year primarily driven by the rescheduling of two fairs for The Other Art Fair in Q1 due to the COVID-19 crisis, which negatively impacted revenue by approximately $1 million in Q1. In March, we announced the postponement of five fairs from the first half of 2020 to the second half of the year and the cancellation of three fairs. Excluding The Other Art Fair, Saatchi Art GTV increased 27% year-over-year driven by strong sales in its emerging hospitality segment as the Saatchi Art brand is gaining traction with designers and property owners. Saatchi Art revenue was down 1% year-over-year, primarily driven by timing issues with delivery of hospitality customer orders due to the COVID-19 crisis. Q1 2019 $27.1M $25.0M $29.3M $33.3M $26.6M Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q1 2019 297K 232K 316K 418K 273K Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q1 2019 $20.8M $19.2M $23.3M $26.3M $18.7M Q2 2019 Q3 2019 Q4 2019 Q1 2020 MARKETPLACES REVENUE $18.7 Million -10% YoY (First Quarter 2020) MARKETPLACES GTV $26.6 Million -2% YoY (First Quarter 2020) MARKETPLACES TRANSACTIONS 273 Thousand -8% YoY (First Quarter 2020)

19 LEAF GROUP | Q1 2020 Shareholder Letter Media Segment Contribution Margin for Q1 2020 increased 4% year-over-year to $3.7 million, or 26.5% of Media revenue, as revenue growth was offset by content renovation investments and expansion of our direct branded salesforce. On the Marketplaces side, Segment Contribution Margin for Q1 2020 declined 37% year-over-year to $(1.8) million versus $(1.3) million in the prior year period due to lower transaction volume for Society6 and partly due to operating losses for The Other Art Fair. Q1 2020 corporate expense of $7.3 million represented 22.3% of revenue, down from 23.3% in Q1 2019. The decrease in Q1 2020 corporate expenses was primarily due to decreases of $0.7 million associated with a potential proxy contest in 2019, $0.3 million in personnel and related costs, $0.1 million in consulting fees, and $0.1 million in board fees, partially offset by increases of $0.7 million in strategic review costs, including fees of legal, financial and other advisors. Q1 2020 cash flows used in operations was $(3.9) million, compared to $(7.0) million in the prior year period. Q1 2020 free cash flow was $(5.6) million, a $3.0 million improvement compared to free cash flow of ($8.6) million in Q1 2019. At the end of Q1 2020, we had federal net operating loss carryforwards of approximately $220 million, which expire between 2021 and 2037. Net operating loss carryforwards generated starting 2018 can be carried forward indefinitely. State NOL carryforwards of approximately $78 million expire between 2020 and 2038. Q1 2019 $3.6M $6.6M $6.7M $7.8M $3.7M Q2 2019 Q3 2019 Q4 2019 Q1 2020 MEDIA CONTRIBUTION $3.7 Million +4% YoY (First Quarter 2020) Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 $(0.3)M $0.8M $(1.8)M $(1.3)M $(1.3)M MARKETPLACES CONTRIBUTION $(1.8) Million -37% YoY (First Quarter 2020)

FINANCIAL SUMMARY

UNAUDITED (In thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,	
	2020	2019
Marketplaces revenue	$ 18,741	$ 20,838
Media revenue	14,124	13,200
Total revenue	$ 32,865	$ 34,038
Net loss	$ (10,676)	$ (10,286)
EPS - basic and diluted	$ (0.40)	$ (0.40)
Adjusted EBITDA[1]	$ (5,377)	$ (5,629)
Net cash used in provided by operating activities	$ (3,880)	$ (6,963)
Free cash flow[1]	$ (5,588)	$ (8,570)

(1) These non-GAAP financial measures, and reasons for why the Company believes these non-GAAP financial measures are useful, are described below and reconciled to their most directly comparable GAAP measures in the accompanying tables.

OPERATING METRICS

UNAUDITED

	THREE MONTHS ENDED MARCH 31,		
	2020	2019	% CHANGE
Marketplaces Metrics:			
Number of Transactions[1]	273,197	297,245	(8) %
Gross Transaction Value[2] (in thousands)	$ 26,636	$ 27,137	(2) %
Media Metrics:			
Visits per Google Analytics[3] (in thousands)	653,108	701,135	(7) %
Revenue per Visit (RPV)[4]	$ 21.63	$ 18.83	15 %

(1) Number of transactions is defined as the total number of Marketplaces transactions successfully completed by a customer during the applicable period, excluding certain transactions generated by Saatchi Art's The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales.

(2) Gross transaction value is defined as the total dollar value of Marketplaces transactions, excluding the revenue from certain transactions generated by Saatchi Art's The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales. Gross transaction value is the total amount paid by the customer including the total product price inclusive of artist margin, shipping charges, sales taxes, and is net of any promotional discounts. Gross transaction value does not reflect any subsequent cancellations, refunds or credits and does not represent revenue earned by the Company.

(3) Visits per Google Analytics is defined as the total number of times users access the Company's content across (a) one of its owned and operated properties and/or (b) one of its customers' properties, to the extent that the visited customer web pages are hosted by the Company. In each case, breaks of access of at least 30 minutes constitute a unique visit. Additionally, a visit is also considered to have ended at midnight or if a user arrives via one campaign, leaves, and then comes back via a different campaign.

(4) RPV is defined as Media revenue per one thousand visits.

LEAF GROUP | Q1 2020 Shareholder Letter 20

21 LEAF GROUP | Q1 2020 Shareholder Letter USE OF NON-GAAP FINANCIAL MEASURES To supplement its consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Leaf Group uses certain non-GAAP financial measures, as described below. These non-GAAP financial measures are presented to enhance the user’s overall understanding of Leaf Group’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures presented in this release, together with the GAAP financial results, are the primary measures used by the Company’s management and board of directors to understand and evaluate the Company’s financial performance and operating trends, including period-to-period comparisons, because they exclude certain expenses and gains that management believes are not indicative of the Company’s core operating results. Management also uses these measures to prepare and update the Company’s short and long term financial and operational plans, to evaluate investment decisions, and in its discussions with investors, commercial bankers, equity research analysts and other users of the Company’s financial statements. Accordingly, the Company believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as the Company’s management and in comparing operating results across periods and to those of Leaf Group’s peer companies. The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the Company’s financial performance and operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude or include different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures in the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. Investors and others are encouraged to review the Company’s financial information in its entirety and not rely on a single financial measure. The Company defines Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as net income (loss) excluding interest (income) expense, income tax expense (benefit), and certain other non-cash or non-recurring items impacting net income (loss) from time to time, principally comprised of depreciation and amortization, stock-based compensation, contingent payments to certain key employees/equity holders of acquired businesses and other payments attributable to acquisition, disposition or corporate realignment activities. Management believes that the exclusion of certain expenses and gains in calculating Adjusted EBITDA provides a useful measure for period-to-period comparisons of the Company’s underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate the Company’s businesses, and reflects its ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Segment Operating Contribution as earnings before corporate or unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses. Management believes that the exclusion of certain expenses and gains in calculating Segment Operating Contribution provides a useful measure for period-to-period comparisons of the segment’s underlying revenue and operating costs that is focused more closely on the current costs necessary to operate the segment, and reflects the segment’s ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Free Cash Flow as net cash provided by (used in) operating activities net of cash flows from contingent payments to certain key employees/equity holders of acquired businesses; other payments attributable to acquisition, disposition or corporate realignment activities; purchases of property and equipment; and purchases of intangible assets. Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvesting in its businesses, pursuing new business opportunities and potential acquisitions, paying dividends and repurchasing shares. ABOUT LEAF GROUP Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, digital-first brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com. CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS This shareholder letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements set forth in this shareholder letter include, among other things, statements regarding potential synergies achieved from acquisitions, the impact of strategic operational changes and the Company’s future financial performance. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance; could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Leaf Group’s operations, markets, products and services; and are based on current expectations, estimates and projections about the Company’s industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Potential risks and uncertainties that could affect the Company’s operating and financial results are described in Leaf Group’s annual report on Form 10-K for the fiscal year ending December 31, 2019 filed with the Securities and Exchange Commission (http:// www.sec.gov) on March 16, 2020, as such risks and uncertainties may be updated from time to time in Leaf Group’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties include, among others: risks associated with political and economic instability domestically and internationally including those resulting from the COVID-19 pandemic, which have and could lead to fluctuations in the availability of credit, decreased business and consumer confidence and increased unemployment; the Company’s ability to execute its business plan to return to compliance with the continued listing criteria of the New York Stock Exchange (“NYSE”); the Company’s ability to continue to comply with applicable listing standards within the available cure period; changes by the Small Business Administration or other governmental authorities regarding the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”), the Payroll Protection Program (“PPP”) or related administrative matters; the Company’s ability to comply with the terms of the PPP loan and the CARES Act, including to use the proceeds of the PPP loan; the Company’s ability to successfully drive and increase traffic to its marketplaces and media properties; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google, Bing and Yahoo!; the Company’s ability to attract new and repeat customers and artists to its marketplaces and successfully grow its marketplace businesses; the potential impact on advertising-based revenue from lower ad unit rates, a reduction in online advertising spending, a loss of advertisers, lower advertising yields, increased availability of ad blocking software, particularly on mobile devices and/or ongoing changes in ad unit formats; the Company’s dependence on various agreements with a specific business partner for a significant portion of its advertising revenue; the effects of shifting consumption of media content and online shopping from desktop to mobile devices and/or social media platforms; the Company’s history of incurring net operating losses; the Company’s ability to obtain capital when desired on favorable terms; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; the Company’s ability to effectively integrate, manage, operate and grow acquired businesses; the Company’s ability to retain key personnel; the Company’s ability to prevent any actual or perceived security breaches; the Company’s ability to expand its business internationally; the review of strategic alternatives; the Company’s ability to generate long-term value for its stockholders; and any future actions that may be taken by activist stockholders. From time to time, the Company may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. Any forward-looking statement made by the Company in this shareholder letter is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to revise or update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law, and may not provide this type of information in the future.

22 LEAF GROUP | Q1 2020 Shareholder Letter CONSOLIDATED STATEMENTS OF OPERATIONS UNAUDITED (In thousands, except per share amounts) THREE MONTHS ENDED MARCH 31, 2020 2019 Revenue: Product revenue $ 16,382 $ 17,541 Service revenue 16,483 16,497 Total revenue 32,865 34,038 Operating expenses: Product costs (exclusive of amortization of intangible assets shown separately below)(1) 12,449 13,818 Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2) 8,977 7,912 Sales and marketing(1)(2) 7,670 7,638 Product development(1)(2) 5,520 5,569 General and administrative(1)(2) 8,084 8,540 Amortization of intangible assets 733 917 Total operating expenses 43,433 44,394 Loss from operations (10,568) (10,356) Interest income 23 122 Interest expense (89) (4) Other income (expense), net 10 (7) Loss before income taxes (10,624) (10,245) Income tax expense (52) (41) Net Loss $ (10,676) $ (10,286) Net loss per share - basic and diluted $ (0.40) $ (0.40) Weighted average number of shares - basic and diluted 26,424 25,601 (1) Depreciation expense included in the above line items: Product costs $ 522 $ 368 Service costs 1,047 936 Sales and marketing 9 7 Product development 13 11 General and administrative 163 477 Total depreciation $ 1,754 $ 1,799 (2) Stock-based compensation included in the above line items: Service costs $ 371 $ 181 Sales and marketing 365 80 Product development 705 592 General and administrative 1,263 1,068 Total stock-based compensation $ 2,704 $ 1,921

23 LEAF GROUP | Q1 2020 Shareholder Letter MARCH 31, DECEMBER 31, 2020 2019 Assets Current assets Cash and cash equivalents $ 11,648 $ 18,106 Accounts receivable, net 9,613 14,402 Prepaid expenses and other current assets 3,042 2,555 Total current assets 24,303 35,063 Property and equipment, net 13,802 13,797 Operating lease right-of-use assets 12,097 12,645 Intangible assets, net 11,847 12,589 Goodwill 19,411 19,465 Other assets 1,305 1,044 Total assets $ 82,765 $ 94,603 Liabilities and Stockholders’ Equity Current liabilitites Accounts payable $ 6,561 $ 7,825 Accrued expenses and other current liabilities 17,554 21,291 Deferred revenue 4,894 2,464 Revolving line of credit 4,000 4,000 Total current liabilities 33,009 35,580 Deferred tax liability 70 63 Operating lease liabilities 10,112 10,863 Other liabilities 219 287 Total liabilities 43,410 46,793 Commitments and contingencies Stockholders’ equity Common stock 3 3 Additional paid-in capital 564,615 562,332 Treasury stock (35,706) (35,706) Accumulated other comprehensive loss (82) (20) Accumulated deficit (489,475) (478,799) Total stockholders’ equity 39,355 47,810 Total liabilities and stockholders’ equity $ 82,765 $ 94,603 CONSOLIDATED BALANCE SHEET UNAUDITED (In thousands)

24 LEAF GROUP | Q1 2020 Shareholder Letter CONSOLIDATED STATEMENTS OF CASH FLOW UNAUDITED (In thousands) THREE MONTHS ENDED MARCH 31, 2020 2019 Cash flows from operating activities Net loss $ (10,676) $ (10,286) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 2,487 2,716 Non-cash lease expense 691 475 Deferred income taxes 7 16 Stock-based compensation 2,704 1,921 Other 42 23 Change in operating assets and liabilities, net of effect of acquistions and disposals: Accounts receivable, net 4,776 1,767 Prepaid expenses and other current assets (506) 61 Other long-term assets — 60 Operating lease ROU assets and liabilities (702) (796) Accounts payable (1,264) 1,881 Accrued expenses and other liabilities (3,869) (6,156) Deferred revenue 2,430 1,355 Net cash used in operating activities (3,880) (6,963) Cash flows from investing activities Purchases of property and equipment (1,708) (1,607) Cash paid for acquisitions, net of cash acquired — (1,900) Net cash used in investing activities (1,708) (3,507) Cash flows from financing activities Proceeds from exercises of stock options and purchases under ESPP 6 270 Taxes paid on net share settlements of restricted stock units (556) (1,322) Cash paid for acquisition holdback (36) — Cash paid for debt issuance costs (6) — Other (16) (30) Net cash used in financing activities (608) (1,082) Effect of foreign currency on cash, cash equivalents and restricted cash 2 — Change in cash, cash equivalents and restricted cash (6,194) (11,552) Cash, cash equivalents and restricted cash, beginning of period 19,126 31,935 Cash, cash equivalents and restricted cash, end of period $ 12,932 $ 20,383 Reconciliation of cash, cash equivalents and restricted cash Cash and cash equivalents $ 11,648 $ 19,665 Restricted cash included in other current assets 136 136 Restricted cash included in other long-term assets 1,148 582 Total cash, cash equivalents and restricted cash shown in the statement of cash flows $ 12,932 $ 20,383

25 LEAF GROUP | Q1 2020 Shareholder Letter (1) Represents depreciation expense of the Company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets as included in the Company’s GAAP results of operations. (2) Represents the expense related to stock-based awards granted to employees, as included in the Company’s GAAP results of operations. (3) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities. NON-GAAP FINANCIAL MEASURES UNAUDITED (In thousands) THREE MONTHS ENDED MARCH 31, 2020 2019 Adjusted EBITDA: Net loss $ (10,676) $ (10,286) Add (deduct): Income tax expense, net 52 41 Interest (income) expense, net 66 (118) Other expense (income), net (10) 7 Depreciation and amortization(1) 2,487 2,716 Stock-based compensation(2) 2,704 1,921 Acquisition, disposition, realignment and contingent payment costs(3) — 90 Adjusted EBITDA $ (5,377) $ (5,629) Free Cash Flow: Net cash used in operating activities $ (3,880) $ (6,963) Purchases of property and equipment (1,708) (1,607) Free Cash Flow $ (5,588) $ (8,570)

26 LEAF GROUP | Q1 2020 Shareholder Letter (1) Segment operating contribution reflects earnings before corporate and unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses. (2) Corporate expenses include corporate and unallocated operating expenses that are not directly attributable to the operating segments, including: corporate information technology, marketing and general and administrative support functions and also excludes the following: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); and (e) income taxes. (3) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, and (c) other payments attributable to acquisition, disposition or corporate realignment activities, excluding contingent payments to certain key employees/equity holders of acquired businesses. (4) Represents depreciation expense of the Company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets, included in the Company’s GAAP results of operations. (5) Represents the expense related to stock-based awards granted to employees as included in the Company’s GAAP results of operations. (6) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities. SEGMENT REPORTING UNAUDITED (In thousands) THREE MONTHS ENDED MARCH 31, 2020 2019 Segment Revenue: Marketplaces $ 18,741 $ 20,838 Media 14,124 13,200 Total revenue $ 32,865 $ 34,038 Segment Operating Contribution: Marketplaces(1) $ (1,792) $ (1,311) Media(1) 3,744 3,609 Deduct: Corporate expenses(2) (7,329) (7,927) Acquisition, disposition and realignment costs(3) — — Adjusted EBITDA $ (5,377) $ (5,629) Reconciliation to consolidated pre-tax income (loss): Adjusted EBITDA $ (5,377) $ (5,629) Add (deduct): Interest income (expense), net (66) 118 Other income (expense), net 10 (7) Depreciation and amortization(4) (2,487) (2,716) Stock-based compensation(5) (2,704) (1,921) Acquisition, disposition, realignment and contingent payment costs(6) — (90) Loss before income taxes $ (10,624) $ (10,245)